Amendment to Investment Advisory Agreement

         This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Stock Funds, Inc., a Maryland corporation (the "Fund") and INVESCO Funds Group, Inc., a Delaware corporation (the "Adviser"), as of the 28th day of February, 1997 (the "Agreement").

                                WITNESSETH:

         WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a diversified, open-end management investment company and has multiple classes of shares which are divided into several series, each representing an interest in a separate portfolio of investments; and

         WHEREAS, the Fund and the Adviser desire to modify certain of the terms and conditions set forth in the Agreement in order to have the Adviser perform investment advisory, statistical research, and certain administrative and clerical services with respect to management of the assets of the Fund allocable to the INVESCO Mid-Cap Growth Fund ("Mid-Cap Growth Fund"), and the Adviser is willing and able to perform such services on the terms and conditions set forth in the Agreement.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Fund's assets allocable to Mid-Cap Growth Fund, to the same extent as if the Mid-Cap Growth Fund was to be added to the definition of "Portfolios" as utilized in the Agreement, and that Mid-Cap Growth Fund shall pay IFG a fee for services provided to them by IFG under the Agreement 1.00% of the Fund's average net assets.

         IN WITNESS WHEREOF, the parties have executed this Agreement on this 30th day of November, 2002.

                                              INVESCO STOCK FUNDS, INC.


                                              By:  /s/ Mark H. Williamson
                                                   -----------------------------
                                                   Mark H. Williamson,
ATTEST:                                            President
/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary
                                              INVESCO FUNDS GROUP, INC.


                                              By:  /s/ Ronald L. Grooms
                                                   -----------------------------
                                                   Ronald L. Grooms,
ATTEST:                                            Senior Vice President
/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary